UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2016 (July 13, 2016)

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8530 Wilshire Blvd., Suite 450 Beverly Hills, California 90211
(Address of principal executive offices)

Registrant’s telephone number, including area code: 310-598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BARFRESH FOOD GROUP INC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 13, 2016, the board of directors of Barfresh Food Group Inc., a Delaware corporation (“Barfresh”) appointed Alexander H. Ware to serve as a director, filling a newly created vacancy. The board of directors has determined that Alexander H. Ware qualifies as an independent director pursuant to NASDAQ Stock Market Rule 5605(a)(2).

Mr. Ware has been the Executive Chairman of MStar Holding Corp., the country’s leading provider of beer keg rental, leasing and logistics services since December 2012. MStar is a minority investment of Pohlad Companies, a significant family office based in Minneapolis, MN at which Mr. Ware previously served as a Senior Advisor (December 2012 - December 2015) and Executive Vice President (2010 - December 2012). Prior to joining Pohlad Companies in 2010, Mr. Ware had over fifteen years of financial experience with PepsiCo and PepsiAmericas, where he held a number of positions of increasing responsibility, culminating in his appointment as Chief Financial Officer at PepsiAmericas. Mr. Ware held that position from 2005 until PepsiAmericas was acquired by PepsiCo in 2010. Mr. Ware has additional experience as a senior finance executive at Putnam Investments and management consultant with Booz Allen Hamilton.

There are no arrangements or understandings between Mr. Ware and any other persons pursuant to which he was appointed a director. For his services as director, Mr. Ware will receive $12,500 per quarter. There are no current or proposed transactions in which Mr. Ware has a direct or indirect material interest in which Barfresh is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Barfresh’s total assets at year end for the last two completed fiscal years.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release of Barfresh Food Group, Inc. dated July 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: July 14, 2016	/s/ Riccardo Delle Coste
By: Riccardo Delle Coste Its: Chief Executive Officer